Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jefferson-Pilot Long Term Stock Incentive Plan and the Lincoln National Corporation 2009 Amended and Restated Incentive Compensation Plan of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of Lincoln National Corporation and the effectiveness of internal control over financial reporting of Lincoln National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
April 28, 2015